UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 7, 2008

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 7, 2008, the Company borrowed $200 million in principal amount under its existing $300 million revolving credit facility that was established pursuant to its amended and restated credit agreement with Bank of America, N.A., as Administrative Agent and L/C Issuer, and the other banks party thereto as lenders, dated as of October 24, 2006, as amended by Amendment No. 1 to the Credit Agreement, dated as of March 16, 2008, and as further amended by the Amendment No. 2 to the Credit Agreement, dated as of April 24, 2008 (the "Credit Agreement"). These funds will be used for working capital, capital expenditures and other business purposes.

The Company has selected a revolving loan at the Eurodollar Rate with an initial interest period of three months. The rate of interest on this $200 million revolving loan for the selected interest period is 5.17% percent. After taking into account this draw down under the revolving credit facility, as of May 7, 2008, the Company has an available capacity of approximately $98 million remaining under the credit facility, subject to additional reductions in the event of certain asset sales or equity or debt issuances.

The Credit Agreement is described under Item 1.01 in the Company’s Current Report on Form 8-K filed on October 30, 2006, which description is incorporated by reference herein. Such description is also qualified by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to such previously filed Form 8-K. Amendment No. 1 to the Credit Agreement is described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which description is incorporated by reference herein. Such description is also qualified by reference to the full text of the credit agreement, which was filed as Exhibit 10.36 to such previously filed Form 10-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

May 12, 2008	By:	Donald P. Lofe, Jr.

Name: Donald P. Lofe, Jr.
Title: Executive Vice President and Chief Financial Officer

The PMI Group, Inc.

May 12, 2008	By:	Thomas H. Jeter

Name: Thomas H. Jeter
Title: Senior Vice President, Chief Accounting Officer and Corporate Controller